                       Dime Bancorp, Inc. and Subsidiaries
                                   Exhibit 12
                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                     For the                 For the
                                                Three Months Ended       Six Months Ended
                                                     June 30,                June 30,
                                               --------------------    --------------------
                                                 1999        1998        1999        1998
                                               --------    --------    --------    --------
Excluding Interest on Deposits
  from Fixed Charges
Earnings:
    Income before income taxes
      and extraordinary items                  $ 96,535    $ 85,686    $190,134    $169,875
    Fixed charges                                82,498      90,323     170,387     191,269
                                               --------    --------    --------    --------
            Total earnings as adjusted         $179,033    $176,009    $360,521    $361,144
                                               ========    ========    ========    ========

Fixed charges:
    Interest expense on borrowed funds         $ 78,617    $ 87,237    $162,890    $185,097
    Portion of rent expense deemed
      representative of interest factor (1)       3,881       3,086       7,497       6,172
                                               --------    --------    --------    --------
            Total fixed charges                $ 82,498    $ 90,323    $170,387    $191,269
                                               ========    ========    ========    ========

Ratio of earnings to fixed charges
  excluding interest on deposits                  2.17x       1.95x       2.12x       1.89x


Including Interest on Deposits in
  Fixed Charges
Earnings:
    Income before income taxes and
      extraordinary items                      $ 96,535    $ 85,686    $190,134    $169,875
    Fixed charges                               199,009     229,360     406,740     469,334
                                               --------    --------    --------    --------
            Total earnings as adjusted         $295,544    $315,046    $596,874    $639,209
                                               ========    ========    ========    ========

Fixed charges:
    Interest expense on borrowed funds         $ 78,617    $ 87,237    $162,890    $185,097
    Interest expense of deposits                116,511     139,037     236,353     278,065
    Portion of rent expense deemed
      representative of interest factor (1)       3,881       3,086       7,497       6,172
                                               --------    --------    --------    --------
            Total fixed charges                $199,009    $229,360    $406,740    $469,334
                                               ========    ========    ========    ========

Ratio of earnings to fixed charges
  including interest on deposits                  1.49x       1.37x       1.47x       1.36x

(1) Represents one-third of total rent expense.